Exhibit 10.11.1
FIRST AMENDMENT TO THE INTANGIBLE ASSET LICENSE AGREEMENT
BETWEEN MS REAL ESTATE MANAGEMENT COMPANY AND MARTHA
STEWART LIVING OMNIMEDIA, INC. DATED AS OF JUNE 13, 2008
THIS FIRST AMENDMENT (this “Amendment”), dated as of December, 2008, between MS Real Estate Management Company (the “Licensor”) and Martha Stewart Living Omnimedia, Inc. (the “Company”).
WHEREAS, the Licensor and the Company previously entered into the Intangible Asset License Agreement, dated as of June 13, 2008 (the “License Agreement”); and
WHEREAS, the Licensor and the Company believe it is in the best interests of the parties to amend the License Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”) pursuant to the terms of the Amendment as set forth herein; and
NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth below, the parties hereby agree as follows:
1. Termination. The second sentence of Section 10 shall be amended by inserting the clause “, subject to the application of Section 13(b),” immediately prior to the clause “all sums otherwise due to Licensor under this Agreement”.
2. Section 409A. A new Section 13 shall be inserted immediately after Section 12 to read as follows:
“13. Section 409A. (a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance issued thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Licensor is hereby advised to seek independent advice from Licensor’s tax advisor(s) with respect to any payments or benefits under this Agreement. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments or benefits provided under this Agreement, whether pursuant to the Code, federal, state, local or foreign tax laws and regulations.
(b) If Martha Stewart is deemed to have “separation from service” with the Company as a result of a Termination Trigger and she is deemed to be a “specified employee”, each within the meaning of Section 409A(a)(2)(B) of the Code, then with regard to any payment or the providing of any benefit under this Agreement, including without limitation the Annual License Fee, that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Martha Stewart’s separation from service, or (ii) the date of her death, if and to the extent such six-month delay is required to comply with Section 409A(a)(2)(B) of the Code. In such event, on or promptly after the first business day following the six-month-delay period, all payments delayed pursuant to this Section 13 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c) If under this Agreement, an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).”

IN WITNESS WHEREOF, the parties hereto have duly caused this Amendment to be executed in its name on its behalf, all as of the day and year first written above.

MS REAL ESTATE MANAGEMENT COMPANY
By:	/s/ Martha Stewart
	Name:	Martha Stewart
Title:

MARTHA STEWART LIVING OMNIMEDIA, INC.

By:	/s/ Wenda Harris Millard
	Name:	Wenda Harris Millard
	Title:	Co-Chief Executive Officer

By:	/s/ Robin Marino
	Name:	Robin Marino
	Title:	Co-Chief Executive Officer

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